SNODGRASS
Certified Public Accountants and Consultants




Board of Directors
First Philson Financial Corporation

We have reviewed the consolidated balance sheet of First Philson Financial Corporation and its subsidiaries as of March 31, 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants.
A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is an expression of opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the aforementioned consolidated financial statements for them to be in conformity with generally accepted accounting principles.


/s/S.R. Snodgrass, A.C.

Wexford, PA
April 28, 1999


S.R. Snodgrass, A.C.
101 Bradford Road  Wexford, PA  15090-6909  Phone: 724-934-0344
Facsimile: 724-934-0345